Exhibit 99

Press Release: April 23, 2009

Cardinal Bankshares Corporation Announces Election of Directors and 2009 Annual Meeting Continuation

At the Annual Meeting of shareholders on April 22, 2009 all of the following nominees were re-elected by shareholders to serve on Cardinal’s Board of Directors: Ronald Leon Moore, Dr. Joseph Howard Conduff, Jr., William R. Gardner, Jr., Dr. A. Carole Pratt, G. Harris Warner, Jr., and Kevin D. Mitchell. The meeting was adjourned without action being taken with respect to a proposed Amendment to the Articles of Incorporation to allow the authorization of 5 million shares of preferred stock. Shareholders of record for the Annual Meeting will be given notice of the date and time of the adjourned meeting.

Leon Moore, Chairman and CEO, commented, “Cardinal still has a substantial number of shares that have not cast a vote on the proposal to authorize preferred shares. We hope shareholders will use the additional time to consider voting. . The number of shares that have not cast a vote will ultimately determine the final outcome of the proposal.”